Contact:  Jon Anderson, Actel Corporation (650) 318-4445

For Immediate Release
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                      ACTEL ADOPTS SHAREHOLDER RIGHTS PLAN


     Mountain View, CA, October 17, 2003--Actel Corporation (NASDAQ: ACTL), a provider of innovative programmable logic solutions, announced that its board of directors today adopted a Shareholder Rights Plan. Under the plan, Actel will issue a dividend of one right for each share of its common stock held by shareholders of record as of the close of business on November 10, 2003.

     The shareholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Actel's shareholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

     Each right will initially entitle shareholders to purchase a fractional share of the company's preferred stock for $220.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of Actel's common stock while the shareholder rights plan remains in place, then, unless the rights are redeemed by Actel for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Actel or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.



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ACTEL ADOPTS SHAREHOLDER RIGHTS PLAN                                       2-2-2

About Actel
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Actel  Corporation  is a supplier of innovative  programmable  logic  solutions, including  field-programmable  gate arrays  (FPGAs)  based on antifuse and flash
technologies,   high-performance  intellectual  property  (IP)  cores,  software
development   tools  and   design   services,   targeted   for  the   high-speed
communications, application-specific integrated circuit (ASIC) replacement and radiation-tolerant markets. Founded in 1985, Actel employs approximately 500 people worldwide. The Company is traded on the Nasdaq National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, California, 94043. Telephone: 888-99-ACTEL (992-2835). Internet: http://www.actel.com

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